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                                                                 Exhibit (h)(93)

                               THIRD AMENDMENT TO

                        AGREEMENT DATED DECEMBER 10, 2002

     THIS THIRD AMENDMENT is made this 6th day of July, 2009, between JANUS INVESTMENT FUND, a Massachusetts Business Trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                                   WITNESSETH

     WHEREAS, the Trust and JCM are parties to an Agreement related to the allocation of expenses incurred on behalf of Perkins Mid Cap Value Fund (the "Fund"), dated December 10, 2002, as amended October 2, 2008 and December 31, 2008 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, the name of the Investor Shares has been changed to Class J Shares effective July 6, 2009;

     WHEREAS, the name of the Institutional Shares has been changed to Class L Shares effective July 6, 2009;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. Paragraph 3 of the Agreement shall be deleted in its entirety and replaced with the following:

          "In addition to expenses specified in Section 2, Class J Shares and Class L Shares of the Fund shall compensate JCM for additional administrative services performed in connection with the inherited share class structure of these assets from the merger of these assets into the Fund. This fee shall be at the annual rate of 0.05% of the average daily net assets of Class J Shares and Class L Shares of the Fund, calculated daily and payable monthly."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

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     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Heidi W. Hardin
                                            ------------------------------------
                                            Heidi W. Hardin, Senior Vice
                                            President, Secretary and General
                                            Counsel


                                        JANUS INVESTMENT FUND


                                        By: /s/ Stephanie Grauerholz-Lofton
                                            ------------------------------------
                                            Stephanie Grauerholz-Lofton,
                                            Vice President, Secretary and
                                            Chief Legal Counsel